EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-249169) of First Guaranty Bancshares, Inc. of our report dated March 16, 2021, with respect to the consolidated financial statements of First Guaranty Bancshares, Inc. and subsidiary, and the effectiveness of internal control over financial reporting of First Guaranty Bancshares, Inc. and subsidiary included in this Annual Report on Form 10-K of First Guaranty Bancshares, Inc. for the year ended December 31, 2020.
/s/ Castaing, Hussey & Lolan, LLC
New Iberia, Louisiana
March 16, 2021